                                                                  Exhibit 10.10
                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made and entered into between Health Fitness Physical Therapy, Inc. ("Employer"), a Minnesota corporation, and James A. Narum, ("Employee").

          WHEREAS, the Employer is engaged in the development, marketing and management of corporate and hospital-based fitness centers (collectively, "Fitness Services") and desires to employ Employee for the provision of Fitness Services and for management of certain of Employer's business on a regional basis; and

          WHEREAS, Employee has heretofore been a Regional Vice President of Fitness Systems, Inc., a California corporation (the "Former Employer"); and

          WHEREAS, the Employer has agreed to purchase all of the capital stock of the Former Employer and has conditioned the consummation of that purchase on the execution of this agreement; and

          WHEREAS, the Employer desires to retain the services of Employee subsequent to the purchase of stock, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


                                  I. EMPLOYMENT

          1.1. Employment Relationship. The Employer hereby agrees to employ Employee, and Employee hereby agrees to engage in the business of providing Fitness Services as an Employee of the Employer upon the terms and conditions hereinafter set forth.

          1.2. Term of Employment. Subject to the provisions of Article IV, Employee's employment shall be for a period of five (5) years from and after the effective date set forth at the end hereof. Unless terminated pursuant to
Article IV, the term of employment shall be renewed upon expiration automatically for successive terms of one year each, upon the same terms and conditions contained herein.

          1.3. Duties, Governing Policies, and Standards. The parties agree that the Employer is employing Employee to perform such professional and administrative duties as are from time to time prescribed by the Employer, which duties may include responsibility for corporate fitness sales, marketing, quality assurance, staff training, administration, professional recruitment, and participation in meetings and department meetings at the office facilities and such other offices as the Employer may establish from time to time (the "offices"). By entering into this Agreement, Employee agrees that Employee will, to the best of Employee's ability, experience and talents, perform all of the duties that may reasonably be required of Employee, pursuant to the express and implicit terms hereof, subject generally to the supervision and direction of the Employer as to all matters relating to the performance of the Employee's duties under this Agreement and as to the operation and management of the business and affairs of the Employer, and otherwise to the reasonable satisfaction of the Employer.

          Employee agrees that all of the Employee's professional time, attention, knowledge and skills shall be devoted to the business and interests of the Employer and the Employer's customers; provided that it is the general intention that Employee is normally expected to be available for approximately forty (40) hours per week to provide Fitness Services and other services hereunder, but that as with any professional services, additional hours during evenings and weekends may from time to time be necessary. Employee acknowledges that Employee will have primary responsibility for the ongoing profitable operation of that region of the business acquired by Employer pursuant to the Stock Purchase Agreement for which Employee had responsibility for Former Employer. The Employer shall be entitled to all of the profits and benefits arising from or incident to Employee's work, services, advice and professional activities relating to fitness centers, including, without limitation, all fees for services rendered, honoraria for teaching or speaking, research stipends, royalties for inventions, publications, and other intellectual property developed using Employer's resources or at Employer's expense, and all other amounts paid or payable during the term hereof to, or with respect to the activities of, Employee. Employee understands that the employment provided hereunder is full-time as the term "full-time" is defined by Employer's policies and procedures in effect from time to time. Employee shall not, during the term hereof, be interested directly or indirectly as a partner, officer, director, stockholder, except if ownership is less than 5%, lender employee, agent or contractor in any other fitness or health care business or undertaking providing any Fitness Services, except with the express prior written consent of the Employer.

          1.4. Accessibility. Employee shall, as required in accordance with the Employer's policies, be generally available to attend to the needs of Employer's customers and shall ensure that all Fitness Services provided to the Employer's customers are provided promptly and in a manner that ensures continuity.

          1.5 Records and Files. Subject to customer direction, all customer records shall remain under the ownership and control of the Employer and shall be held in the strictest of confidence. During Employee's employment, Employee shall have access to data and records necessary to appropriate business practice and to the maintenance of proper standards of service.


                          II. COMPENSATION AND BENEFITS

          2.1. Base Salary. As base compensation for all services to be rendered by the Employee under this Agreement during the term of this Agreement, the Employer shall pay to Employee an annual salary of $74,650, or such greater amount as the Board of Directors may authorize following Employee's annual performance review, which salary shall be paid on a bi-weekly basis in accordance with the Employer's normal payroll procedures and policies. Employer agrees to develop an incentive compensation program to complement the base salary within sixty (60) days of closing in accordance with Section 8E of the Stock Purchase Agreement between Employee and Employer, among others.

          2.2 Auto Allowance. Employer shall continue the Former Employer's existing monthly automobile allowance program for Employee and such program will be evaluated within sixty (60) days of closing. All costs and expenses relating to such motor vehicle shall be borne by Employee.

          2.3. Participation in Benefit Plans. During the term of this agreement, Employee shall be entitled to receive such medical and hospitalization insurance equal to that which was provided by Former Employer, including spouse and dependent coverage, and other fringe benefits as are being provided to the Employer's other employees from time to time to the extent that Employee's age, position or other factors qualify him for such fringe benefits. Employee shall be entitled to the same number of weeks vacation per year of this Agreement as Employee received from Former Employer.

          2.4. Stock Options. Employer agrees to grant to Employee a stock option to purchase 5,000 shares of its common stock within 60 days of the effective date of this Agreement. Such option shall have an exercise price equal to the fair market value of such common stock on the date of grant, shall become exercisable one year from the date of grant with respect to 25% of the shares subject thereto, and with respect to an additional 25% of such shares in each year thereafter, and shall expire five years from the date of grant, and shall have other provisions generally included in stock option agreements of Employer. Such stock options shall be governed by the terms of Employer's applicable stock option plan(s) and a stock option agreement with Employee.


                            III. EMPLOYER OBLIGATIONS

          During the term of this Agreement, the Employer shall make available to Employee at the Offices, or at such other locations as may be designated by Employer, space in which the Employee may perform his obligations hereunder, and shall make available such supportive and administrative personnel and such equipment, furniture, files, and supplies as are necessary and appropriate for Employee's practice at the Employer. The Employer retains all rights of title, possession and ownership in any equipment and supplies purchased or otherwise acquired for use described herein.

          With respect to the personnel, equipment, supplies, services, or facilities to be furnished under this Agreement, the Employer shall never be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or because of war or other emergency, or for any other cause beyond the Employer's reasonable control.

                                 IV. TERMINATION

          4.1. Termination. This Agreement and Employee's employment hereunder shall terminate under any of the following circumstances:

          (a)  By mutual written agreement of the parties.

          (b)  Upon death of Employee.

          (c) Upon the date occurring six (6) months after Employee becomes permanently and totally disabled or permanently and partially disabled to the extent that he or she is unable (with reasonable accommodation by Employer) to perform the duties required hereunder. The determination of Employee's disability status will be made by a physician mutually acceptable to Employer and Employee.

          (d) By either party for any reason, without cause, at the expiration of the initial term of this Agreement or at any time during subsequent renewal terms, in either case upon not less than sixty (60) days written notice to the other party.

          (e) Immediately upon the occurrence of any one of the following events, in the Employer's discretion, except in those cases in which such events occur as a result of strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or because of war or other emergency, or for any other cause beyond the Employee's reasonable control:

               (1) The conviction of Employee of any crime punishable as a felony or involving moral turpitude, or immoral conduct;

               (2) The Employer's inability to procure, at reasonable rates, adequate professional liability insurance covering both the Employer and Employee with regard to the performance by Employee of services hereunder;

               (3) The failure or refusal by the Employee to faithfully or diligently perform or comply with any provision of this Agreement, or with the policies, standards and regulations established by the Employer from time to time for all Employer professional staff, or to perform the usual and customary duties of employment, but such termination shall only be effective upon fifteen (15) days prior written notice from Employer to Employee specifying the default, during which time (or such other time as to which Employer and Employee mutually agree) Employee shall have the opportunity to cure such default to the reasonable satisfaction of Employer;

               (4) For other just or reasonable cause, including, but not limited to, conduct on the part of Employee that constitutes unsatisfactory quality of service or service inconsistent with prevailing ethical standards, or serious neglect of duties, dishonesty in dealings with the Employer, or disclosure of confidential Employer information to any unauthorized person, as determined in accordance with Employer's standards and procedures, as amended from time to time, but such termination shall only be effective upon fifteen (15) days prior written notice from Employer to Employee specifying the default, during which time (or such other time as to which Employer and Employee mutually agree) Employee shall have the opportunity to cure such default to the reasonable satisfaction of Employer.

4.2 Termination by Employee. This Agreement and Employee's employment hereunder may be terminated by Employee under any of the following circumstances:

     (i) The substantial substantive diminution of Employee's position, authority, duties or responsibilities;

     (ii) The failure by Employer to comply in a material respect with any of the provisions of this Agreement to be performed by Employer; or

     (iii) Upon one year's prior notice from Employee.

4.3  Termination Compensation. In the event that the Employer terminates
     Employee's
employment in accordance with Section 4.1(e), the Employer may, in its sole discretion, elect to pay Employee salary in lieu of giving notice; provided that the restrictions under Article V hereof shall nevertheless apply for the entire period during which the notice would otherwise continue and the effective date of termination of this Agreement will be deemed to be the last day of the notice period. In the event that the Employer terminates Employee's employment in accordance with Section 4.1 or 4.2, Employee shall be entitled to all compensation earned but not yet paid prior to the date of termination.

          4.4 Suspension. In the event that Employer determines in connection with any notice of termination under Sections 4.1(e)(3) or 4.1(e)(4) that Employee's continued employment would not be in the best interests of Employer's customers or would be detrimental to Employer's business, as Employer determines in its sole discretion, then Employer may suspend Employee with pay until the end of the period allowed for curing such default pursuant to such sections. Such suspension will continue pending the efforts of Employee to cure the default to the reasonable satisfaction of Employer. Upon the imposition of any such suspension, Employee may voluntarily terminate this Agreement upon written notice to Employer. The fact that Employee may be, or has been, suspended will not limit or affect Employer's discretion under this Article IV.

               V. RESTRICTIONS FOLLOWING TERMINATION OF EMPLOYMENT

          5.1. Understanding. Employee and the Employer acknowledge that the Employer will expend time and effort to establish and develop good will and relationships between Employee and Employer's customers, and that in the event that Employee's employment terminates, the Employer will suffer hardship by virtue of the need to attract and train other qualified professional staff to provide Fitness Services for Employer's customers. The Employer will further require time and the expenditure of effort to develop, establish and encourage customer relationships between such new professional staff and Employer's customers. Accordingly, Employee and the Employer agree that a covenant reasonably limiting Employee's employment following termination from employment is reasonably necessary to the Employer's operations, and will not unduly restrict the Employee in securing other employment in the event of such termination. It is further understood that this Article V shall be construed as an agreement independent of any other provision of this Agreement and that the existence of any claim or cause of action of Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to enforcement hereof by Employer.

          5.2. Restrictive Covenant. In light of the understandings of the parties as set forth in Section 5.1, the parties agree that:

          (a) upon termination of the employment of Employee for any reason, and for two (2) years after such termination, Employee shall not engage directly or indirectly in the business of providing Fitness Services within the Service Area of Employer; and

          (b) upon termination of the employment of Employee for any reason, and for two (2) years thereafter, Employee shall not directly or indirectly solicit or assist in the solicitation of any Employer client, either on behalf of Employee personally, or on behalf of any person, corporation, partnership or organization for whom Employee is acting as an agent, employee, owner, independent contractor or consultant.

          (c) If any court or governmental agency with proper jurisdiction determines that the foregoing restrictions are unreasonable as to either geographic scope or duration, then the foregoing restrictions may be modified and shall be enforceable to the extent that the court or governmental agency determines to be reasonable.

          (d) Employee agrees that, in the event that he is employed or engaged as an independent contractor by any other person, partnership, corporation, or other entity engaged in providing Fitness Services following termination of this Agreement, then Employee will fully inform such employer/contractor of the limitations set forth in this Section 5.2.

          (e) For the purposes of this Section 5.2, the "Service Area of Employer" means the service area for which Employee is responsible hereunder within the United States as of the date of this Agreement.

          5.3. Remedies. In the event of a breach or threatened breach of this covenant by Employee, it is agreed that the Employer, in addition to such other remedies as may be available to it pursuant to law, shall be entitled as a matter of right to injunctive relief to enforce this covenant in any court of competent jurisdiction, together with its reasonable attorneys' fees and costs incurred in the securing of such relief. Notwithstanding Article VI hereof, in the event of a dispute or complaint hereunder that is subject to arbitration, Employer shall be entitled to seek injunctive relief to enforce this covenant pending any arbitration of such dispute or complaint.

                                 VI. ARBITRATION

          6.1. Arbitration of Disputes. Except as provided in Section 5.3, any dispute between the parties hereto or complaint by one of them arising from or related to the performance, breach, termination, application, scope, or meaning of this Agreement shall be resolved exclusively as follows: The complaining party shall deliver a written notice describing the dispute or complaint to the other party in person or by personal, receipted delivery, or by certified or registered mail, return receipt requested, within sixty (60) days after the later of the date that the events giving rise to the dispute or complaint occurred or the date that information of such events is first known, or should have been known upon the exercise of reasonable diligence, by the complaining party. Within five (5) business days following actual receipt of the written notice of the dispute or complaint, the parties shall meet and attempt to resolve the dispute or complaint. If such dispute or complaint is not resolved within five (5) business days after the meeting between the parties, then the complaining party may demand that the complaining party may demand that the dispute or complaint be submitted to arbitration. Demand for the arbitration of any dispute or complaint hereunder must be made in writing within thirty (30) business days after actual receipt of the written notice of the dispute or complaint from the complaining party by the other party. The party demanding arbitration must deliver written notice thereof to the other party in person or by personal, receipted delivery, or by certified or registered mail, return receipt requested, and simultaneously submit a request for arbitration to the American Arbitration Association ("AAA"). If the party desiring arbitration fails to demand arbitration in the manner and within the time set forth herein, that party shall be deemed conclusively to have conceded its position as to the dispute in question or waived its complaint, as the case may be. For the purposes of this Article VI, "business days" means Monday through Friday, excluding holidays recognized by the Employer. The time provisions contained in this Article VI are deemed to be of the essence, subject only to waiver by express written consent of the other party.

          6.2. Conduct of Arbitration. The arbitration shall be conducted before an arbitrator selected pursuant to the then current rules and procedures of the AAA, and any such arbitration shall be conducted in accordance with those rules. Any such arbitration shall be conducted in Hennepin County, Minnesota. Not less than ten (10) business days before the arbitration hearing, each party shall disclose to the other a list of witnesses and a description of exhibits that such party intends to introduce at the hearing, and only those witnesses that are listed and exhibits that are described may be introduced at the hearing. The costs associated with such arbitration, including the service of the arbitrator and all other costs relating thereto (excluding fees and expenses of counsel to any party) shall be borne equally by the parties to the arbitration. The determination of the arbitrator shall be final and binding upon the parties and a judgment upon the determination of the arbitrator may be entered in any court having jurisdiction thereof, pursuant to the Minnesota Uniform Arbitration Act. The arbitrator of any dispute pursuant to this section shall have no power to add to, subtract from, modify or amend any provision of this Agreement.

                             VII. GENERAL PROVISIONS

          7.1. Confidentiality. During the term of this Agreement and thereafter, Employee will not disclose to any non-employee of Employer, any information relating to the Employer's customers, practices, or business operations, without the prior written consent of the Employer. Upon termination of the Agreement, Employee shall not remove, retain, disclose or use, without the Employer's written consent, any lists, letters, files, or confidential information of any type or description pertaining to the Employer.

          7.2. Integration. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements relating to the same subject.

          7.3. Amendment. This Agreement and any exhibits attached hereto may not be amended or modified except by the written agreement of all parties hereto.

          7.4. Severability. In the event any provision of this Agreement is declared invalid, the remainder of the Agreement shall remain in full force and effect as if the invalid provision or provisions had never been a part of the Agreement.

          7.5. Assignment. Employee's rights, duties, and obligations hereunder are personal to Employee and are not assignable in whole or in part without the prior written approval of the Employer.

          7.6. Succession. This Agreement shall be binding upon and inure to the benefit of any successor entities to the Employer which continues providing Fitness Services.

          7.7. Waiver. The failure of any party to complain of any default by the other party hereunder or to enforce any of such party's rights hereunder, no matter how long such failure may continue, shall never constitute a waiver of such party's rights hereunder, including, but not limited to, the right to seek monetary damages for default or the rights of Employer to enforce Employee's obligations under Article V.

          7.8. Headings. Section headings are provided herein solely for the convenience of the parties, and shall not affect the interpretation or application of this Agreement.

          7.9. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota.

          IN WITNESS WHEREOF, the Employer and Employee have executed this Agreement, and this Agreement is deemed effective as of April 21, 1995 (the "effective date").

EMPLOYEE                           HEALTH FITNESS PHYSICAL THERAPY, INC.



  /s/ James A. Narum               By:     /s/ Loren S. Brink
------------------------------         --------------------------------------
 James A. Narum                    Its:    Chief Executive Officer
------------------------------         --------------------------------------
(print or type name)

                        AMENDMENT TO EMPLOYMENT AGREEMENT


THIS AMENDMENT to the Employment Agreement dated April 21, 1995 is made and entered into effective October 19, 1999 between Health Fitness Corporation (formerly Health Fitness Physical Therapy, Inc.) ("Employer") a Minnesota corporation and James A. Narum ("Employee").

WHEREAS, Employer is exploring certain strategic alternatives for Employer including a merger, partnership with another company, or the potential sale of Employer; and

WHEREAS, Employer wishes to retain the services of Employee through the exploration and conclusion of these strategic alternatives; and

WHEREAS, Employer wishes to promote Employee to the position of Vice President of Operations for the Corporate Health and Fitness Division; and

WHEREAS, the term of the Employment Agreement (the "Agreement") expires April 21, 2000 and the Employer and Employee wish to automatically renew the term for an additional one year, subject to certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1)   Section 1.3, 2nd paragraph, 2nd sentence of the Agreement (which reads:
     "Employee acknowledges that Employee will have primary responsibility for the ongoing profitable operation of that region of the business acquired by Employer pursuant to the Stock Purchase Agreement for which Employee had responsibility for Former Employer") is deleted and replaced with the following: "Employee acknowledges that Employee will have primary responsibility for the ongoing operation of the division of Employer's business known as the Corporate Health and Fitness division."

2) Section 2.1 of the Agreement is deleted in its entirety and replaced with the following: "Base Salary. Effective retroactively to October 4, 1999, as base compensation for all services to be rendered by the Employee under this Agreement during the term of this Agreement, the Employer shall pay to Employee an annual salary of $110,000, which salary shall be paid on a bi-weekly basis in accordance with the Employer's normal payroll procedures and policies. In addition to the base salary provided hereunder, the Employee may be entitled to receive annual merit increases in salary in amounts as shall be decided by the Chief Operating Officer of the Employer in its sole discretion. In no event shall the failure to grant any such increase (or the amount of such increase) give rise to a claim by the Employee under this Agreement."

3) Section 2.2 of the Agreement is deleted in its entirety and replaced with the following: "Bonus. If all or substantially all of the assets of the Employer are sold to any entity or in the event that Employer is consolidated or merged with any entity, then upon the effective date of such sale, consolidation or merger, the Employee may be eligible to receive a closing bonus of up to $16,500 if the Employee achieves the performance criteria as defined on Exhibit A. Such bonus, if earned, will be payable to Employee by the Employer within 30 days following the effective date of such sale, consolidation or merger. The Employee must be in the active employ of the

     Employer as of the effective date of such sale, consolidation or merger to be eligible for any bonus payment." If the Employer gives written notice to the Employee that the Board of Directors of the Employer has decided that its strategic direction does not include a sale, consolidation or merger, then Employee's eligibility for such bonus shall become null and void as of the effective date of such notice.

4) Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

          "Stock Options: Employer acknowledges that it has granted to Employee, effective October 19, 1999, an incentive stock option to purchase 60,000 shares of its common stock. Such option has an exercise price of $0.5312 cents per share, shall become exercisable immediately upon the merger, partnership with another company, or the sale of Employer, shall expire one year from the date of grant, and shall have other provisions generally included in stock option agreements of Employer. Such stock option shall be governed by the terms of Employer's 1995 Stock Option Plan and a Stock Option Agreement with Employee."

5)   A new Section 2.5 is added to the Agreement as follows:

          "Expense Reimbursement. During the term of this Agreement, the Employer shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, in accordance with the Employer's policies and procedures and upon the presentation of proper accounts therefor. For purposes hereof, a one-time, one-year membership in Northwest Airlines World Club shall be considered a reasonable and necessary out-of-pocket business expense."

6)   A new Section 2.6 is added to the Agreement as follows:

          "Training and Development. During the term of this Agreement, the Employer shall reimburse the Employee for reasonable travel and course work costs related to continuing education/training and development programs, up to a maximum of $1,500. Such programs must be mutually agreed upon between Employee and the Chief Operating Officer of Employer prior to Employee attendance to be eligible for reimbursement."

7) Section 4.1 (d) of the Agreement is deleted in its entirety and replaced with the following:

          "(d) At the discretion of Employer for any reason, with or without cause, upon not less than sixty (60) days written notice to Employee given either (1) prior to the sale, consolidation or merger of Employer and after the Board of Directors of the Employer gives written notice to its employees that the Board of Directors has decided that its strategic direction does not include a sale, consolidation or merger of Employer, or
     (2) at least four (4) months after a sale, consolidation or merger of Employer."

8)   A new Section 4.1 (f) is added to the Agreement as follows:

          "(f) At the discretion of the Employer in the event that all or substantially all of the assets of the Employer are sold to any entity (the "New Entity") or in the event that Employer is consolidated or merged with any entity (the "New Entity"), in either case effective upon the effective date of such sale, consolidation or merger."

9) Section 4.2 (iii) of the Agreement is changed to read in its entirety as follows:

          "(iii) Upon two months prior notice from Employee."

10)  A new Section 4.5 is added to the Agreement as follows:

       "Termination Compensation Due To Sale, Consolidation or Merger. In the event the Employer terminates Employee's employment in accordance with
     Section 4.1 (f) and the Employee is not offered comparable employment in the New Entity (or the Employee is offered comparable employment in the New Entity but such offer of employment requires relocation outside of the state of Minnesota and Employee turns down such employment because of the relocation requirement), the Employee shall be entitled to the following severance items: (i) to be paid the equivalent of six months base salary payable in a lump sum, less applicable withholdings, upon the effective date of such sale, consolidation, or merger; (ii) to be paid the difference between the premiums the Employee was paying for the medical and dental insurance coverage he was receiving under Employer's group plans as of his date of termination and the then current cost of 6 months worth of COBRA for such medical and dental insurance with such payment payable in a lump sum, less applicable withholdings, upon the effective date of such sale, consolidation, or merger; (iii) to have the Employer make payments on the Employee's behalf for outplacement fees up to a maximum of $5,000 for the services of an outplacement firm mutually agreed upon by Employee and Employer with such fees payable to the outplacement firm upon the later of 30 days following the effective date of such sale, consolidation, or merger, or receipt of invoice by outplacement firm; (iv) to receive a letter of reference written by Employer and provided to Employee within 30 days following the effective date of such sale, consolidation or merger; and (v) to have the two year restrictive covenant described in Section 5.2
     (a) of the Agreement eliminated effective as of the date of such sale, consolidation, or merger. In the event the Employer terminates Employee's employment in accordance with Section 4.1 (f) and the Employee is offered comparable employment in the New Entity and Employee turns down such offer of employment, then Employee shall not be entitled to any of the severance items described above and shall only be entitled to the compensation earned but not yet paid prior to the date of termination." For purposes of this
     Section 4.5 "comparable employment" shall be defined as an offer of employment with annual base salary being at least $93,500.

11) Section 5.2 (e) of the Agreement is changed to read in its entirety as follows: "For purposes of this Section 5.2, the "Service Area of Employer" means the service area for which the Employee was responsible hereunder as of April 21, 1995 which were the states of Georgia, Florida, North Carolina, South Carolina, Tennessee, Arkansas, Texas, Alabama, Mississippi and Louisiana.

12) Miscellaneous. Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed on behalf of each as of the date first above written.


                                  HEALTH FITNESS CORPORATION

                                  By:  /s/ Thomas Knox
                                     ----------------------------------------
                                  Its: Chief Operating Officer

                                  /s/ James A. Narum
                                  -------------------------------------------
                                  James A. Narum

                                    EXHIBIT A
                       Closing Bonus Performance Criteria

Performance Criteria

If the Closing Division Contribution dollars (as calculated below) equal or exceed the Current Division Contribution dollars (as calculated below) of Employer's Corporate Health & Fitness Division through the effective date of a sale, consolidation or merger of Employer (the "Closing"), then Employee shall be eligible to be paid $16,500 bonus.

"Current" Division Contribution dollars include Corporate Health & Fitness division sites as of January 1, 2000.

"Closing" Division Contribution dollars include new sites opened during 2000.

Bonus is earned only if target is achieved. No bonus proration for any underachievement. However, the Chief Operating Officer of the Employer, in his sole discretion, may pay bonus or partial bonus for underachievement based on extenuating circumstances.

Calculation of Current Division Contribution
o Actual Divisional Contribution dollars for the year 1999 using 2000 rollups.

o    Remove from 1999 Divisional Contribution dollars closed sites as of 1/1/00.

o Add to 1999 Divisional Contribution dollars annualization for sites with less than 12 months in 1999.

o Remove from 1999 Division Contribution dollars large, uncontrollable/extraordinary expenses (e.g. writeoffs for Lifecheck or clean up from bad debt). Chief Operating Officer of Employer, in his sole discretion, will authorize which, if any, large, uncontrollable/extraordinary expenses will be removed from 1999 Division Contribution.

o    Divide by 12 months for Monthly Division Contribution dollars.

o Monthly Division Contribution dollars multiplied by the full number of months from January 1, 2000 to Closing equals Current Division Contribution dollars.

Calculation of Closing Division Contribution
o Actual 2000 Division Contribution dollars beginning on January 1, 2000 to Closing (rounded backwards to full calendar months).

o Less large, uncontrollable/extraordinary expenses that occurred in 2000. Chief Operating Officer of Employer, in his sole discretion, will authorize which, if any, large, uncontrollable/extraordinary expenses will be removed from 2000 Division Contribution.

                        AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT to the Employment Agreement dated April 21, 1995 is made and entered into effective November 2, 2000 between Health Fitness Corporation (formerly Health Fitness Physical Therapy, Inc.) ("Employer") a Minnesota corporation and James A. Narum ("Employee").

WHEREAS, effective October 19, 1999 there was an Amendment to the Employment Agreement ("First Amendment") and;

WHEREAS, this Second Amendment supercedes any and all other written agreements relating to Employee's employment other than the Employment Agreement, the First Amendment and this Second Amendment, and the parties acknowledge that any such other written agreements shall be rescinded, void ab initio, and of no legal force or effect;

WHEREAS, the term "Agreement" in this document refers to the Employment Agreement as amended by the First Amendment and this Second Amendment, and;

WHEREAS, Employer wishes to retain the services of Employee and wishes to enhance the compensation and benefits of the Employee as incentive to retain those services; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1) A sixth sentence is added to Section 1.3, 2nd paragraph of the Agreement as follows:

             "Upon the execution of this Amendment by the Employee and the Employer, the Employee's position title shall change from Vice President of Operations for the Corporate Health and Fitness Division to Corporate Vice President of Operations for the Corporate Health and Fitness Division."

2) Certain words in Section 2.1 of the Agreement are deleted and replaced as follows:

             "October 4, 1999" is replaced with "October 16, 2000" "$110,000" is replaced with "115,000"

3) Any previous bonus program is null and void and Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

             "(a) Pay to Stay Bonus. Upon execution of this Amendment by the Employee and the Employer, the Employer will pay to the Employee on the next available payroll date a $20,000 cash bonus (less appropriate withholdings). The employee shall be eligible for an additional $30,000 cash bonus (less appropriate withholdings) on the next available payroll date following April 9, 2001 if the Employee remains an active, full-time employee of the Employer continuously from the date of execution of this Amendment through April 9, 2001.

         Notwithstanding the forgoing, should the Employer terminate Employee's employment prior to April 9, 2001 pursuant to: (i) Section 4.1 (f) of the Agreement and the Employee is not offered comparable employment in the New Entity or the Employee is offered employment in the New Entity but such offer of employment requires relocation outside of the state of Minnesota and Employee turns down such employment because of the relocation requirement; or
         (ii) for reasons other than those described in Section 4.1 (a), (b),
         (c), or (e) of the Agreement, then Employer will pay Employee the $30,000 cash bonus on the next available payroll date following Employee's date of termination."

             "(b) Performance Bonus. Employee may be eligible to receive an annual calendar year bonus of up to 15% of his annual base salary if the Employee achieves certain performance criteria. Such performance criteria will be determined annually (during the first quarter of each calendar year) by the Employer as approved by the Board of Directors of the Employer. The initial calendar year bonus period shall be January 1, 2001 through December 31, 2001. Employee's achievement of the performance criteria will be determined after the annual audit of the Employer's financial statements, and the bonus, if earned, will be payable to the Employee no later than April 30th of the following year. The Employee must be in the active employ of the Employer at the time the bonus is paid to be eligible for any portion of the bonus. Notwithstanding the foregoing, for the initial calendar year bonus period only, should the Employer terminate the Employee's employment after July 1, 2001 pursuant to Section 4.1(f) of the Agreement and the Employee is not offered comparable employment in the New Entity or the Employee is offered employment in the New Entity but such offer of employment requires relocation outside of the state of Minnesota and the Employee turns down such employment because of the relocation requirement, then the Employee will be eligible for a prorated portion of the bonus. Proration will be based on full calendar quarters of Employee's employment completed prior to his date of termination. Achievement of the performance criteria will be based on full calendar quarters completed and publicly released financial statements."

4) Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

                  "Stock Options: The Incentive Stock Option granted to Employee on October 19, 1999 will expire as scheduled on October 19, 2000. Effective upon the execution of the Amendment by the Employee and the Employer, Employee will be granted a five year incentive stock option to purchase 60,000 shares of Employer's common stock at an exercise price of fair market value of the Employer's common stock on the date of grant. The date of grant being the date the Amendment is executed by the Employee and Employer. Such option shall vest 100% on April 9, 2001, with accelerated vesting of the option on the date of Employee's termination if Employee is terminated before April 9, 2001 for any reason other than voluntary resignation or termination for cause pursuant to Section 4.1 (e) of the Agreement. If termination of Employee's employment is due to reasons other than death or disability or retirement, options vested as of Employee's date of termination will continue to be exercisable after termination of employment until the option expiration date; with the option being treated as a non-qualified stock option after 90 days from Employee's date of termination. Such option shall have other provisions generally included in stock option agreements of Employer. Such option shall be governed by the terms of Employer's 1995 Stock Option Plan and a Stock Option Agreement with Employee."

5) Section 2.5 2nd sentence of the Agreement (which reads: "For purposes hereof, a one-time, one-year membership in Northwest Airlines World Club shall be considered a reasonable and necessary out-of-pocket business expense.") is deleted and replaced with the following: "For purposes hereof, an annual one-year membership in Northwest Airlines World Club shall be considered a reasonable and necessary out-of-pocket business expense."

6)       A new Section 2.8 is added to the Agreement as follows:

                  "Computer. Upon termination of Employee's employment, Employer shall gift to the Employee the laptop computer, key board, mouse and desk top monitor which Employee currently uses in the Employer's office, provided that the Employee gives the Employer appropriate access to the computer so that the Employer can review any and all documents and files on the computer and delete any and all Employer documents and files prior to the gifting. The Employer in its sole discretion will establish a fair market value cost for this gift and Employee will be subject to all appropriate withholding taxes on the fair market value cost. If the laptop or monitor is significantly upgraded or replaced by the Employer prior to the Employee's termination, then the upgraded or replaced laptop or monitor will not be eligible to be gifted."

7) Miscellaneous. Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed on behalf of each as of the date first above written.

                                       HEALTH FITNESS CORPORATION

                                       By:  /s/ Jerry V. Noyce
                                          --------------------------------------
                                       Its:  Acting Chief Executive Officer

                                        /s/ James A. Narum
                                       -----------------------------------------
                                        James A. Narum